EXHIBIT 10.14

FORM OF RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is made and entered into as of the ______ day of ________________, 2009 by and between First Sentry Bank (the “Bank”), a West Virginia chartered bank that is the wholly-owned subsidiary of  First Sentry Bancshares, Inc. (“First Sentry”), a West Virginia corporation and bank holding company, and Larry E. Plantz (the “Executive”), and is effective as of the effective time  of the Merger (as defined below) (the “Effective Time”).

WHEREAS, First Sentry and Guaranty Financial Services, Inc. (“Guaranty Financial”), a West Virginia corporation, entered into an Agreement and Plan of Merger dated August 22, 2008, as amended (“Merger Agreement”), wherein Guaranty Financial will merge into First Sentry (the “Merger”); and

WHEREAS, the Executive is a Senior Vice President of Guaranty Financial and Guaranty Bank & Trust Company (“Guaranty Bank”), the wholly-owned subsidiary of Guaranty Financial; and

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services following Merger and to provide for payment of a periodic bonus to the Executive as consideration for becoming and remaining an employee of the Bank.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

Section 1.   Term of the Agreement.

This Agreement shall commence on the Effective Time and shall terminate one year following the Effective Time (the “Term”), unless earlier terminated in accordance with the terms set forth below.

Section 2.   Retention Bonus Payment.

In consideration of the Executive’s employment with the Bank, the Bank shall pay the Executive a total retention bonus payment of $110,000 (the “Retention Bonus Payment”).  The Retention Bonus Payment shall be paid in two equal installment payments as follows:  (1) the first installment payment of $55,000 shall be paid on the last business day of the sixth (6th) month following the Effective Time; and (2) the second installment payment of $55,000 shall be paid on the last business day of the twelfth (12th)  month following the Effective Time.

Section 3.   Termination

In the event the Executive voluntarily resigns from his employment with the Bank or is terminated by the Bank for Cause (as defined herein) during the Term, the Bank shall have no further obligations under this Agreement, and the Executive shall be entitled to retain any payments received hereunder. Termination of the Executive’s employment without Cause shall not relieve the Bank of its obligations to make payments provided for in Section 2 of this Agreement through the end of the Term.  For purposes of this Section 3, “Cause” shall mean that the Executive:

(i)	committed a material act of dishonesty in performing his duties on behalf of the Bank;

(ii)	committed willful misconduct that, in the judgment of the Bank, caused economic damage to the Bank, or injury to the business reputation of the Bank;

(iii)	committed acts of incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);

(iv)	committed a breach of fiduciary duty involving personal profit;

(v)	intentionally failed to perform the Executive’s duties as an employee of the Bank; and

(vi)
willfully violated any law, rule, regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, or is convicted of any felony or any violation of law involving moral turpitude, or willfully violated a final cease-and-desist order.

    Section 4.   Notices.

Except as otherwise provided in this Agreement, any notice permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the Executive’s residence, in the case of notices to the Executive, and to the principal executive offices of the Bank, in the case of notices to the Bank.

    Section 5.   Waiver.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by all parties to the Agreement.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 6.   Assignment.

This Agreement shall not be assignable by any party, except by the Bank to any successor in interest to their respective businesses.

    Section 7.   Entire Agreement.

This Agreement sets forth the entire understanding of the Bank and the Executive  with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

Section 8.   Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    Section 9.   Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the domestic, internal laws of the State of West Virginia, except to the extent that federal law controls.

    Section 10.   Headings.

The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

Section 11.   Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date provided below.

FIRST SENTRY BANK

By:
Date
Print Name:

Title:

EXECUTIVE

Date	Larry E. Plantz